EXHIBIT 10.3

FORM OF RESTRICTED STOCK AGREEMENT

AGREEMENT, by and between XL Group plc, an Irish company (“the Company”), and You (the “Grantee”) is effective as of February 28, 2013.
WHEREAS, the Grantee is an employee of the Company and/or any of its subsidiaries (collectively called the “Company”); and
WHEREAS, the Company regards the Grantee as a valuable employee of the Company and has determined it to be in the interest of the Company to grant to the Grantee an award of Restricted Shares (as defined) under the Company’s 1991 Performance Incentive Program (the “Program”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Grantee agree as follows:
(a)Grant of Restricted Shares.
The Company has granted to the Grantee on February 28, 2013 (the “Grant Date”), for a cash consideration of US $0.01 per Share, an award (the “Award”) of Ordinary Shares, US $0.01 par value per share of the Company (“Shares”), subject to the restrictions set forth below (the “Restricted Shares”). The Award is granted pursuant to the terms of the Program, which is incorporated by reference into this Agreement and made a part hereof as though herein fully set forth. Capitalized terms used herein and not defined shall have the meanings set forth in the Program.
(b)    Issuance of Restricted Shares.
The Restricted Shares granted hereunder may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Grantee, the Committee may require that such certificates bear an appropriate legend (the “Restrictive Legend”) referring to the terms, conditions and restrictions applicable to such Restricted Shares, that the Company retain physical possession of the certificates, and that the Grantee deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares. Upon the vesting of the Restricted Shares pursuant to the terms hereof and the satisfaction of any withholding tax liability pursuant to paragraph (k) hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Grantee or other evidence of vested Shares shall be provided to the Grantee.

(c)    Restricted Period.
The Restricted Period means the period of time from the Grant Date until the Award vests, during which period the restrictions imposed upon the Award by paragraph (d) below shall apply. The Award will vest in three equal annual installments, beginning on the first anniversary of the date of grant; provided, however, that the Award shall vest in full upon an Early Termination (as defined in paragraph (e) below) and shall vest as set forth in paragraph (f) below in the event of termination of the Grantee’s employment by the Company not for Cause (as defined below).
(d)    Rights and Restrictions.
The Grantee shall generally have the rights and privileges of a shareholder as to the Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, except that, the following restrictions shall apply: (i) no Restricted Share may be sold, transferred, assigned, pledged, or otherwise encumbered, tendered or exchanged, or disposed of before the expiration or Early Termination of the Restricted Period; and (ii) except as provided in paragraph (e) below, the Restricted Shares shall be forfeited to the Company and redeemed by it for US$0.01 per Share and all rights of the Grantee to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Grantee has continuously remained an employee of the Company until the expiration date of the Restricted Period or its Early Termination.
In the case of a tender or exchange offer that is applicable to any outstanding Restricted Shares with respect to which restrictions have not lapsed, the Board of Directors of the Company, and not the Grantee, shall have the sole right to determine and to instruct the Company as to whether such Restricted Shares are to be tendered or exchanged.
(e)    Special Termination Provisions.
(i)    Death of Grantee. In the event the Grantee dies while in the employment of the Company, the Award shall vest in full immediately.
(ii)    Termination of Employment Due to Permanent Disability. In the event the Grantee’s employment with the Company is terminated by the Company by reason of the Grantee’s Permanent Disability, the Award shall vest in full immediately. For purposes hereof, “Permanent Disability” means those circumstances under which the Grantee has been unable to perform his or her duties and responsibilities with the Company for at least 60 continuous days because of physical, mental or emotional incapacity resulting from injury, sickness or disease, and will be, as determined in good faith by the Committee, unable to continue to perform his or her duties and responsibilities for a total of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease; provided, however, that with respect to any Grantee who has entered into an employment agreement with the Company, the term of which has not expired at the time a determination concerning Permanent Disability is to be made, Permanent Disability shall have the meaning attributed in such employment agreement.
(iii)    Termination of Employment Due to Retirement. In the event the Grantee’s employment with the Company is terminated due to his or her Retirement, the Award will continue to vest in accordance with the regular vesting schedule set forth in paragraph (b) above as if the Grantee’s employment had not terminated. For purposes hereof “Retirement” shall mean the termination of employment by the Grantee if (i) such termination of employment occurs after (x) the Grantee has reached age 55, (y) the Grantee has a minimum of 5 years of service with the Company, and (z) the sum of the Grantee’s age and full years of continuous service with the Company equals or exceeds 65, and (ii) a determination has been made by the Committee, in its sole discretion, that it is appropriate under the circumstances (taking into account, without limitation, the intention of the Grantee with respect to future employment) for the Restricted Shares to become vested at the time of such termination of employment. Notwithstanding the foregoing, the transfer restrictions set forth in paragraph (l) below shall apply following accelerated vesting due to Retirement.
(iv)    Involuntary Termination Not for Cause. In the event the Grantee’s employment with the Company is terminated by the Company not for Cause (as defined below), the restrictions contained in paragraph (d) above and the Restricted Period shall terminate immediately with respect to the number of Shares, if any, that would have vested in accordance with the schedule set forth in paragraph (c) above as if the Grantee’s employment had continued for an additional twelve (12) months. Any remaining unvested shares will be immediately forfeited as set forth in paragraph (d) above. “Cause” shall mean (i) conviction of the Grantee of a felony involving moral turpitude or dishonesty; (ii) the Grantee, in carrying out his or her duties for the Company, has been guilty of (A) gross neglect or (B) willful misconduct; provided, however, that any act or failure to act by the Grantee shall not constitute Cause for this purpose if such act or failure to act was committed, or omitted, by the Grantee in good faith and in a manner reasonably believed to be in the overall best interests of the Company; (iii) the Grantee’s continued willful refusal to obey any appropriate policy or requirement duly adopted by the Company and the continuance of such refusal after receipt of notice; or (iv) Grantee’s sustained failure to perform the essential duties of Grantee’s role after receipt of notice. The determination of whether the Grantee acted in good faith and that he or she reasonably believed his or her action to be in the Company’s overall best interest will be in the reasonable judgment of the General Counsel of the Company or, if the General Counsel shall have an actual or potential conflict of interest, the Committee.
(v)    Change of Control. In the event there is a Change of Control of the Company, the Award shall vest in full immediately.

(f)    Lapse of Restrictions; Delivery of Certificate.
Upon the expiration of the Restricted Period, or its Early Termination, the restrictions applicable to the Restricted Shares shall lapse.
(g)    Status of Shares.
Upon issuance, the Restricted Shares shall rank equally in all respects with the other outstanding Shares and shall be fully paid.
(h)    Adjustments for Recapitalizations, Etc.
In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of Shares subject to this Award shall be proportionately adjusted by the Board on an equitable basis.
(i)    Obligations as to Capital.
The Company agrees that it will at all times maintain authorized and unissued share capital sufficient to fulfill all of its obligations under this Agreement.
(j)    Withholding.
The Grantee agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements or social security or similar requirements arising out of the Award. The Company may withhold or sell such number of Shares, to which the Grantee would otherwise be entitled, as is appropriate in the opinion of the Company to meet any responsibility for the withholding of taxes, social payments or other amounts under applicable law. Transfer Restrictions.
In the event that any portion of the Award becomes vested due to the Grantee’s Retirement, or upon a determination by the Committee, in its sole discretion, that the special termination provisions described in subparagraph (e)(iii) shall apply, the Ordinary Shares received by the Grantee that are attributable to such portion of the Award may not be sold or otherwise transferred by the Grantee until such time as the Ordinary Shares would have otherwise vested under the regular vesting schedule set forth in paragraph (c) above; provided, however, that the Grantee shall be entitled to sell (or have withheld by the Company in accordance with paragraph (k) above) an amount of such Ordinary Shares as necessary to fund the payment of the Grantee’s income and employment tax liabilities arising out of the vesting of the Award or upon the determination by the Committee that the special termination provisions described in subparagraph (e)(iii) shall apply prior to such regularly scheduled vesting date.
Grantee shall comply with the Company’s stock ownership guidelines as in effect from time to time.

(k)    References.
References herein to rights and obligations of the Grantee shall apply, where appropriate, to the estate or personal representative of the Grantee without regard to whether specific reference to them is contained in a particular provision of this Agreement.
(l)    Notice.
Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
By Post:
XL Group plc
1 Hatch Street Upper
Dublin 2
Ireland
Attn.: General Counsel
If to the Grantee:
At the electronic mail address as shown in the Company’s records for the time being, or, at the Grantee’s most recent address shown on the Company’s corporate records, or at any other address which the Grantee may specify in a notice delivered to the Company in the manner set forth herein.
(m)    Clawback Policy.
Notwithstanding any term of this Award to the contrary, the Company reserves the right to cancel these Restricted Shares or require the return of Shares received under these Restricted Shares (or the cash value of the Shares, as determined by the Board in its sole discretion) to the extent provided under, and in accordance with, the Company's Clawback Policy as in effect from time to time, such Policy which is incorporated into this Agreement by reference.   As a condition to the grant of these Restricted Shares, the Employee agrees that he or she will be subject to, and comply with the terms of, the Company's Clawback Policy as in effect from time to time as it applies to any compensation, including equity awards, bonus and other incentive awards.

(n)    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.